3DIcon To Acquire Dimension Technologies

TULSA, Oklahoma and ROCHESTER, New York, July 18, 2012 -- 3DIcon Corporation (OTCBB:TDCP), a developer of volumetric, three-dimensional display technologies, and Dimension Technologies Inc. (privately held), a developer of next generation flat screen 3D displays, today announced that they have signed a non-binding Letter of Intent outlining the terms and conditions for 3DIcon to acquire Dimension Technologies.

3DIcon CEO, Mark Willner, said “The Dimension Technologies team and technologies will become the cornerstone of our glasses-free flat screen 3D strategy and fully complements our patented CSpace® glasses-free volumetric technology. We selected Dimension Technologies after an extensive review of both current and next generation glasses-free flat screen 3D display technologies. Their technologies, patent portfolio, and innovation capabilities will provide us with another set of significant and sustainable competitive advantages in the 3D display industry.”

Dimension Technologies CEO, Arnie Lagergren, added, “Being part of 3DIcon will enable us to get products that incorporate our technology to market much faster by leveraging the existing display industry relationships and commercialization expertise of the 3DIcon management team. In addition, being part of a public company, gives us much more efficient access to capital. Both of these will allow us to focus on developing higher performance and lower cost flat screen 3D display technologies that are already on our technology roadmap.”

Display industry analyst and 3D display expert, Chris Chinnock, President of Insight Media, when learning of the proposed transaction, commented:, “The Dimension Technologies 3D displays that I have seen look much better than the other glasses-free 3D flat screen displays available today. In addition, since they generate the multiple views required for 3D using time multiplexing, it is not necessary to use an expensive 4K native resolution panel (4x HDTV) to achieve high-quality glasses-free 3D images. I believe that 3DIcon has chosen wisely with Dimension Technologies. Having known the CEO of 3DIcon, Mark Willner, for over a decade, I expect that this acquisition is part of a much larger strategy for 3DIcon.” Insight Media is a leading market research publishing and consulting firm focused on the emerging segments of the display industry,

The Letter of Intent is not binding on either party and there is no assurance that the parties will reach a definitive agreement.

About 3DIcon Corporation

3DIcon Corporation is a developer of groundbreaking 3D projection and display technologies that are designed to produce full color, high-resolution, 360-degree volumetric images, a development many consider to be the next step in 3D display technology. CSpace creates both dense and translucent images for use in mission critical functions including healthcare, security and defense. CSpace enables viewing inside organs, cargo containers, and baggage, as well as large-scale terrain such as oceans and mountains, all of which are beyond the capabilities of other current display methodologies. The company also offers a software product, Pixel Precision®, which targets the R&D market for developers using Texas Instruments’ DLP® line of products. For visualization of CSpace images please visit www.3dicon.net.

The 3DIcon Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7750

About Dimension Technologies Inc.

Dimension Technologies Inc. (DTI) is a developer of glasses-free flat screen 3D display technologies and products that are 2D/3D switchable and do not compromise resolution and brightness to deliver 3D, as do most other glasses-free flat screen 3D displays. Founded in 1986, DTI makes and sells glass-free flat screen 3D displays and systems. DTI’s intellectual property portfolio includes 10 patents that have been granted in multiple countries. DTI and its founders have been inducted into the NASA’s Space Technology Hall of Fame for the successful development and commercialization of its Virtual Window line of switchable 2D/3D flat panel displays. DTI has also been included in the NASA SBIR Hallmarks of Success program. For more information on Dimension Technologies please visit www.DTI3D.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

Insight Media, a market research publishing and consulting firm focused on the emerging segments of the display industry, has no known conflicts of interest or banking or consultancy relationships with 3DIcon Corporation or Dimension Technologies Inc. The Letter of Intent is not binding on either party and there is no assurance that the parties will reach a definitive agreement, and if they do, there is no assurance that the conditions thereunder will be met to consummate the acquisition. Furthermore, if the acquisition is consummated, there is no assurance that the anticipated effects of the transaction will be realized.

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon or Dimension Technologies could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, Dimension Technologies, or any other person, that such forward-looking statements will be achieved. 3DIcon and Dimension Technologies undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:	3DIcon Corporation

Judy Keating

918-494-0509

Source: 3DIcon Corporation & Dimension Technologies Inc.

Released July 18, 2012